UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2007

Energy XXI (Bermuda) Limited

(Exact name of registrant as specified in its charter)

000-52281

(Commission File Number)

Bermuda	98-0499286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 441-295-2244

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 26, 2007, Energy XXI Gulf Coast, Inc. (“Energy XXI”), a subsidiary of Energy XXI (Bermuda) Limited, entered into a Participation Agreement (the “Participation Agreement”) with Centurion Exploration Company (“Centurion”). Pursuant to the Participation Agreement, Energy XXI paid a consideration of approximately $2.3 million to Centurion to acquire a fifty percent (50%) interest in each of seven identified drilling prospects located on a 100,000 acre Area of Mutual Interest in Southeastern Louisiana. Under the Participation Agreement, Energy XXI has the option to and anticipates drilling six to eight exploratory wells on these prospects over the next twelve months. Energy XXI will bear 66.67% of the costs of the initial well on each prospect it elects to drill, which are currently anticipated to total approximately $40 million for the six to eight exploratory wells. Failure to participate in the drilling of any initial prospect well or failure to commence the drilling of any initial prospect well within certain time deadlines set forth in the Participation Agreement will result in forfeiture of the interest acquired and the initial consideration paid, on a prospect by prospect basis. Energy XXI will serve as operator of each project and it is anticipated that the first well will commence in late February or early March 2007.

A copy of the Participation Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	ITEM
10.1	Participation Agreement dated as January 26, 2007 by and between Centurion Exploration Company and Energy XXI Gulf Coast, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited

Dated: February 12, 2007	By	/s/ David West Griffin
	Name:	David West Griffin
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Item
10.1	Participation Agreement dated as January 26, 2007 by and between Centurion Exploration Company and Energy XXI Gulf Coast, Inc.